EXHIBIT 99.1

                           P R E S S   R E L E A S E


                2582 Taft Court, Lakewood, Colorado 80215, USA
                      PH:(303) 232-0292 FAX:(303) 232-0399

                         Fischer-Watt Gold Company, Inc.



                  Fischer-Watt Encouraged by Cruce Gold Survey

DENVER, CO--(MARKET WIRE)--Jul 31, 2007 -- Fischer-Watt Gold Company, Inc. (OTC BB:FWGO.OB - News) has completed its first, limited, soil and rock-chip geochemical survey on its Cruce Gold property in Pinal County, Arizona and has located a strong and open gold anomaly. The results, along with geological mapping, support the theory that stockwork-type gold mineralization has developed within a highly altered intrusive rock unit now exposed at the surface. This could lend itself to the discovery of a broad area of lower grade gold mineralization amenable to open-pit mining. In addition, evidence has also been found of the possible existence of higher-grade veins that could represent the feeder system to the stockworks.

ADVERTISEMENT

Our first pass survey, along with geological mapping, covered an area of about 1,000 x 1,500 meters. Over two hundred samples were taken at approximately 20 meter intervals on a sampling grid with 40 meter line spacing. The located gold anomaly contains two parallel mineralized zones trending north-northwest and dipping gently to the east, which are referred to as the East and West Anomalies. Both these zones extend beyond the limits of the present survey grid.

Sampling on the west side of the grid identified the West Anomaly over a 75 meter width and 250 meter length as a greater than 500 parts-per-billion (ppb) gold-in-soil anomaly with one analysis at 2405 ppb. A hole in the center of this area, designated as CR-4 and drilled by Freeport Gold Inc. in the early 1990s, reportedly encountered mineralization grading 0.032 ounces of gold per ton from surface to a depth of 60 feet.

On the east side of the grid the East Anomaly, lying immediately adjacent to the Hot Boy shaft, was identified as extending for over 100 meters with several gold-in-soil analyses grading in the 1000 to 1650 ppb range. Two historical holes drilled some distance to the east intersected gold mineralization near surface, indicating that the surface anomaly dips gently to the east.

Two notable rock-chip samples assayed at 0.455 and 0.223 ounces of gold per ton. Follow-up work at these localities is designed to identify potential high-grade vein systems that acted as feeders into the diffuse lower grade mineralization now seen on surface.

The entire Cruce property covers an area of about 1,200 acres of both State and BLM mineral claims. Fischer-Watt has 100% ownership subject to a 2% net smelter return royalty on production. Gold mineralization on the property is hosted within faulted blocks in well-altered granitic rocks. Fischer-Watt's work to date has been focused in the center of the area around the historical Hot Boy shaft and adits where some mining had been carried out prior to the 1950s. The dominant host lithology for gold mineralization in this area is a pervasively sericite/chlorite altered, tectonically shattered, thick sequence of intrusive rocks dipping gently to the east. This rock unit is cut by numerous shears and faults striking in all directions but with a dominant north-northwest orientation. Elevated gold values are found where quartz veins and veinlets along with matrix silica flooding have pervaded the host rocks. This mineralization is exposed on the ground surface. The project has no reserves at present and there is no assurance that the project will advance from its present exploration stage.

Exploration is continuing with further geochemical surveys and geological mapping in order to complete the assessment of the property prior to designing a short-hole, close-spaced, systematic drilling program in the anomalous areas.

Sale of Mexican Asset

Fischer-Watt recently completed the sale of its 65% ownership in its Mexican subsidiary, Minera Montoro S.A. de C.V., with the receipt of $745,000 from Rogue River Resources Ltd. for the third and final tranche of shares in Montoro. Fischer-Watt retains a 1% net smelter returns royalty on production from the porphyry portion of Montoro's La Balsa copper deposit in Michoacan, Mexico.

Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.


Contact:
     For further information please contact:

     Mr. Peter Bojtos P.Eng.
     President and Chief Executive Officer
     Fischer-Watt Gold Company, Inc.
     (303) 232-0292
     Email: Email Contact

     Fischer-Watt Gold Company, Inc.
     2582 Taft Court
     Lakewood, Colorado
     80215, USA
     PH:(303) 232-0292
     FAX:(303) 232-0399